Exhibit 10.2
Employment Agreement
THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and between Michelle Burris (the “Executive”) and OncoGenex Pharmaceuticals, Inc., a Washington corporation (the “Employer” or the “Company”) on November 5, 2010 and is effective as of January 3, 2011 (the “Effective Date”).
1. Duties and Scope of Employment.
For the term of this Agreement (“Employment”), the Employer agrees to employ the Executive in the position of Executive Vice President, Operations and Chief Financial Officer. The Executive shall report directly to the President of the Company. The Executive shall have such duties, authority and responsibilities that are commensurate with her being a senior executive officer of the Employer. During her employment, Executive will perform her duties faithfully and to the best of her ability and will, except as provided below, devote her full business efforts and time to the Employer. For the duration of the Executive’s Employment term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior written approval of the President, such approval not to be unreasonably withheld. It is understood and agreed that Executive will not be precluded from serving on boards of directors and advisory boards, provided that such activities do not materially adversely affect Executive’s ability to perform and discharge her duties to the Employer. The Executive’s primary work place shall be at the Employer’s corporate headquarters in Bothell, Washington.
2. Cash and Incentive Compensation.
(a) Salary. The Employer shall pay the Executive as compensation for her services a base salary at a gross annual rate of not less than $365,000. Such salary shall be payable in accordance with the Employer’s standard payroll procedures. The annual compensation specified in this Section 2(a), together with any increases in such compensation that the Employer may grant from time to time, is referred to in this Agreement as “Base Compensation.”
(b) Incentive Bonuses. The Executive shall be eligible to receive a discretionary annual fiscal year incentive bonus (“Bonus”) that the Board of Directors of the Company (the “Board”) or Compensation Committee of the Board (the “Committee”) shall determine and award in its sole discretion. Initially, the Executive shall be eligible to receive a Bonus constituting up to 35% of the Executive’s Base Compensation. Such percentage may be modified by the Board or the Committee in its discretion from time to time. The Bonus will be based upon the achievement of specific milestones that will be determined by the Board and /or the Committee and confirmed to the Executive no later than ninety (90) days after the start of each fiscal year. Payment for each year’s Bonus, if awarded, shall be made to the Executive no later than the fifteenth day of the third month after the later of the end of the calendar year or the Employer’s taxable year in which the Bonus payment is no longer subject to a substantial risk of forfeiture for purposes of Section 409A of the Internal Revenue Code, as amended (“Section 409A”). The Board or the Committee may, in its sole discretion, determine not to award a Bonus or to award a Bonus at less than maximum eligibility. The Executive acknowledges that a Bonus is neither required nor guaranteed by this Agreement.

(c) Equity Terms. During the Executive’s Employment, at the discretion of the Committee, the Executive shall be entitled to participate in the Company’s equity compensation plans, as in effect from time to time, and the Executive shall be eligible to receive grants of Company equity (“Compensatory Equity”), as determined by the Committee, in its discretion from time to time.
(d) Employee Benefits. During the Executive’s Employment, the Executive will be entitled to participate in the employee benefit plans of general applicability to other employees of the Company, as in effect from time to time, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, director and officer liability insurance and flexible-spending account plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.
(e) “Service” Definition. For purposes of Section 3(b) of this Agreement, “Service” shall mean service by the Executive as an employee and/or consultant of the Employer (or any subsidiary or parent or affiliated entity of the Employer).
3. Vacation and Indemnification.
(a) Vacation. The Executive will be eligible for paid vacation in accordance with the Employer’s vacation policy. Under the Employer’s current vacation policy, the Executive is eligible for twenty (20) days per year of paid vacation. Unused vacation may not be carried over for more then twelve months after the completion of each fiscal year.
(b) Indemnification. The Employer shall indemnify the Executive to the maximum extent permitted by applicable law and the Employer’s certificate of incorporation and bylaws with respect to the Executive’s Service. During the Executive’s Employment, the Employer shall maintain officers’ liability insurance for the Executive’s benefit on terms and conditions no less favorable than the terms and conditions generally applicable to the Employer’s other senior executive officers. The Employer’s obligations under this Section 3(b) shall survive termination of the Executive’s Service and also termination or expiration of this Agreement.
4. Business Expenses.
During her Employment, the Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with her duties hereunder. The Employer shall promptly reimburse the Executive for such expenses upon presentation of appropriate supporting documentation, all in accordance with the Employer’s generally applicable policies.

5. Term of Employment.
(a) Employment-at-Will. The Employer and the Executive hereby acknowledge that the Executive’s Employment is at-will. The Employer may terminate the Executive’s Employment with or without Cause, by giving the Executive either, in the Employer’s sole discretion, (a) thirty (30) days advance notice in writing or (b) a cash payment equivalent to thirty (30) calendar days of the then-effective Base Compensation in lieu of providing such notice. The Executive may terminate her Employment by giving the Employer thirty (30) days advance notice in writing. The Executive’s Employment shall terminate automatically in the event of her death.
(b) Rights Upon Termination. Upon the termination of the Executive’s Employment for any reason (including death or Disability (as defined below)), the Executive shall be entitled to the compensation, benefits and reimbursements described in this Agreement through the effective date of the termination (the “Termination Date”), and the Employer shall make the following payments to the Executive (or her beneficiary) within 10 business days following the Termination Date: (i) all unpaid salary and unpaid vacation accrued through the Termination Date, (ii) any accrued, unpaid bonuses (provided that any such bonus has been awarded by the Board or the Committee, in accordance with the terms of any applicable plan, has been earned by the Executive and is not subject to any vesting or other similar requirement) for any fiscal year of the Employer ended prior to the Termination Date and (iii) any unreimbursed business expenses. The Executive may also be eligible for other post-Employment payments and benefits as provided in this Agreement or pursuant to other agreements (other than the Prior Agreements) or plans with the Employer. Upon the Termination Date, the Executive shall have no further rights to receive compensation or benefits from the Employer except as set forth in Section 6 and pursuant to the terms of any benefit plans (including without limitation any equity compensation plans) of the Company in which the Executive is a participant.
6. Termination Benefits.
(a) Severance Pay. If there is an Involuntary Termination (as defined below) of the Executive’s Employment, then, subject to the Executive’s execution, delivery and non-revocation of a Release (defined below) within the time period described below, following the Executive’s “separation from service” within the meaning of Section 409A, the Employer shall pay the Executive a single lump sum of cash in an amount equal to the sum of twelve (12) months (the “Severance Period”) of the Executive’s then annual Base Compensation (not giving effect to any reduction in Base Compensation made in connection with such Involuntary Termination or giving rise to Good Reason). The cash lump sum amount payable under this Section 6(a) shall be made to the Executive on the first payroll date in the month following the month containing the Release Deadline. The Executive shall also receive the benefits provided in Sections 6(b) and 6(c), and all such payments and benefits shall not be subject to mitigation or offset (except as specified in Section 6(b)). In order to be entitled to receive the severance described in this Section 6(a) (including the benefits provided in Sections 6(b), 6(c) and, if applicable, 6(d)), the Executive must execute, deliver and not revoke the Release within forty-five (45) calendar days following the Executive’s separation from service (the date that is forty-five (45) calendar days following the Executive’s separation from service is the “Release Deadline”). The Employer shall furnish the Release to the Executive on the date of her Involuntary Termination. The “Release” shall be a general release of all litigation and other claims against the Employer and all affiliates by the Executive and on Executive’s behalf in a form satisfactory to the Employer.

(b) Health Insurance. If the Executive is entitled to receive the severance payment in Section 6(a), and if the Executive elects to continue her (and her dependents’) health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), then the Employer shall pay up to the number of months of the Executive’s monthly premium under COBRA that is equal to the number of months in the Severance Period, provided that the Employer’s obligation to pay the monthly premium shall cease at such time as the Executive becomes eligible to receive substantially equivalent health coverage in connection with new employment and Executive agrees to notify Employer at such time as she becomes eligible for substantially equivalent health coverage.
(c) Equity Vesting. Notwithstanding the terms of any equity compensation plan of the Company or any agreement in connection with a grant of Compensatory Equity, if the Executive is entitled to receive the payments in Section 6(a), then the time-based vesting restrictions (if any) shall immediately lapse on an additional number of shares of Company common stock under all of the Executive’s outstanding Compensatory Equity that is equal to the number of shares that would have time-vested if the Executive had continued in employment for the number of additional months following the Termination Date that is equal to the number of months in the Severance Period. The Executive shall be entitled to exercise any of her Compensatory Equity to the extent vested pursuant to this Section 6(c) or otherwise for such period as set forth in the terms of that Compensatory Equity.
(d) Effect of Change in Control. If the Company is subject to a Change in Control (as defined below) and there is an Involuntary Termination of the Executive’s Employment within the period beginning three (3) months before and ending twelve (12) months after a Change in Control (or more than three (3) months prior to a Change in Control but in connection with a Change in Control), then following the Executive’s separation from service, the Executive will be entitled to all benefits described in Sections 6(a), 6(b) and 6(c) of this Agreement subject to the same terms and conditions and payment dates described above, except that (x) the cash payment amount under Section 6(a) shall be an amount equal to the sum of fifteen (15) months of the Executive’s then annual Base Compensation (not giving effect to any reduction in Base Compensation made in connection with such Involuntary Termination or giving rise to Good Reason), plus an amount equal to the sum of twelve (12) months of the Executive’s average monthly Bonus earnings, where such average is calculated over the twenty-four (24) month period immediately preceding the Executive’s separation from service and based on the Executive’s Bonus paid in such 24 month period, (y) the Employer’s payment of monthly COBRA premiums under Section 6(b) shall be for up to fifteen (15) months and (z) notwithstanding the terms of any equity compensation plan of the Company or any agreement in connection with a grant of Compensatory Equity, all vesting restrictions (if any) shall immediately lapse on all of the Executive’s Compensatory Equity effective as of the Executive’s separation from service. For purposes of the preceding sentence, an Involuntary Termination shall be deemed to be in connection with a Change in Control if such termination (i) is required by the merger agreement, purchase agreement or other instrument relating to such Change in Control or (ii) is made at the express request of the other party (or parties) to the transaction constituting such Change in Control.

(e) Parachute Payments. In the event that the payments and benefits provided for in this Agreement and the payments and/or benefits provided to, or for the benefit of, the Executive under any other Employer plan or agreement (such payments or benefits are hereinafter collectively referred to as the “Benefits”) (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and (ii) but for this Section 6(e), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”), then the Benefits shall either be:
(i) delivered in full, or
(ii) delivered as to such lesser extent which would result in no portion of such Benefits being subject to the Excise Tax (such reduced amount is hereinafter referred to as the “Limited Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Executive on an after-tax basis, of the greatest amount of Benefits, notwithstanding that all or some portion of such Benefits may be subject to the Excise Tax. If applicable, in order to effectuate the Limited Amount, the Employer shall first reduce those Benefits which are payable in cash and then reduce non-cash payments, in each case in reverse order beginning with Benefits which are to be paid the farthest in time from the date of determination that the Benefits will be limited by (e)(ii) above. Any calculations and determinations required under this Section 6(e) shall be made in writing by the Company’s independent auditor (the “Accountant”) whose determination shall be conclusive and binding. The Executive and the Company shall furnish the Accountant such documentation as the Accountant may reasonably request in order to make a determination. The Employer shall pay for all costs that the Accountant may reasonably incur in connection with performing any calculations contemplated by this Section 6(e).
(f) “Change in Control” Definition. For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events:
(i) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if the Company’s stockholders immediately prior to such merger, consolidation or reorganization cease to directly or indirectly own immediately after such merger, consolidation or reorganization at least a majority of the combined voting power of the continuing or surviving entity’s securities (or, if the continuing or surviving entity is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the ultimate parent corporation of such surviving or resulting corporation) outstanding immediately after such merger, consolidation or other reorganization;

(ii) the consummation of the sale, transfer or other disposition of all or substantially all of the Company’s assets (other than (1) to a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company, (2) to a corporation or other entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company or (3) to a continuing or surviving entity described in subsection (i) in connection with a merger, consolidation or corporate reorganization which does not result in a Change in Control under subsection (i));
(iii) a change in the composition of the Board, as a result of which fewer than one-half of the incumbent directors are directors who either (1) had been directors of the Company on the date twenty-four (24) months prior to the date of the event that may constitute a Change in Control (the “original directors”) or (2) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved;
(iv) the consummation of any transaction as a result of which any person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities of the Company representing at least thirty-five percent (35%) of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this subsection, the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude:
(1) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or an affiliate of the Company;
(2) a corporation or other entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company;
(3) the Company; and
(4) a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company; or
(v) a complete winding up, liquidation or dissolution of the Company.
For purposes of this Section 6(f), a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions.
(g) “Cause” Definition. For all purposes under this Agreement, “Cause” shall mean any of the following committed by the Executive:
(i) Willful failure to follow the reasonable and lawful directions of President of the Company;
(ii) Conviction of a felony (or a plea of guilty or nolo contendere by the Executive to a felony) that materially harms the Company;

(iii) Acts of fraud, dishonesty or misappropriation committed by the Executive;
(iv) Willful misconduct by the Executive in the performance of the Executive’s material duties required by this Agreement; or
(v) A material breach of this Agreement.
The foregoing is an exclusive list of the acts or omissions that shall be considered “Cause” for the termination of the Executive’s Employment by the Employer. With respect to the acts or omissions set forth in clauses (i), (iii), (iv) and (v) above, (x) the President shall provide the Executive with one (1) month advance written notice detailing the basis for the termination of Employment for Cause, (y) during the one-month period after the Executive has received such notice, the Executive shall have an opportunity to cure such alleged Cause events before any termination for Cause is finalized and (z) the Executive shall continue to receive the compensation and benefits provided by this Agreement during the one-month cure period. In addition, no act or failure to act of Executive shall be willful or intentional if performed in good faith with the reasonable belief that the action or inaction was in the best interest of the Employer.
(h) “Involuntary Termination” Definition. For all purposes under this Agreement, “Involuntary Termination” shall mean any of the following: (i) termination of the Executive’s Employment by the Employer without Cause; (ii) the Executive’s resignation of Employment for Good Reason; or (iii) termination of the Executive’s Employment by the Employer for Disability.
(i) “Good Reason” Definition. For all purposes under this Agreement, “Good Reason” shall mean any of the following that occurs without the Executive’s prior written consent: (i) the relocation of the Executive’s primary work location by more than forty (40) miles from the Employer’s current location in Bothell, Washington; (ii) a material reduction of the Executive’s Base Compensation or Executive’s employee benefits; (iii) any material reduction or diminution of the Executive’s duties, authority or responsibilities; (iv) the Employer’s material breach of this Agreement; or (v) the failure of any successor of the Company to expressly in writing assume the Company’s obligations under this Agreement, in each case, provided that the Executive shall have provided the Employer with thirty (30) days advance written notice and an opportunity to cure such breach during such 30-day period.
(j) “Disability” Definition. For all purposes under this Agreement, “Disability” shall mean the Executive’s incapacity due to physical or mental illness to perform her full-time duties with the Employer for a continuous period of three (3) months or an aggregate of six (6) months in any eighteen (18) month period.

7. Non-Solicitation, Non-Compete and Non-Disparagement.
(a) Non-Solicitation. During the period commencing on the date of this Agreement and continuing until the first anniversary of the Termination Date, the Executive shall not directly or indirectly, personally or through others, solicit, recruit, or attempt to solicit or recruit any employee, agent, licensor, content provider, supplier, distributor, customer or partner of the Company to curtail, cancel or terminate such employment, agency or business relationship that it has with the Company or its affiliates.
(b) Non-Compete. During the period commencing on the date of this Agreement and continuing until the first anniversary of the Termination Date, the Executive shall not directly or indirectly, personally or through others, own, manage, operate, control, participate in, perform services for, make any investment in, assist, or otherwise carry on, the Company business (such business, including the business of any subsidiary or parent or affiliated entity of the Company, is referred to herein as the “Company Business”) or any business that directly competes with the Company Business (other than in the course of performing duties to the Company or any of its affiliates as an employee or other service provider). Notwithstanding the foregoing, nothing contained in this Section 7(b) shall limit or otherwise affect the ability of Executive to own not more than 1.0% of the outstanding capital stock of any entity that is engaged in a business competitive with the Company Business, provided that such investment is a passive investment and the Executive is not directly or indirectly involved in the management or operation of such business or otherwise providing consulting services to such business. For purposes of this Agreement, Company Business shall include, but shall not be limited to the research and development of the Technology, as defined herein, and such other business plans as approved by the Board from time to time and which are in effect on the Termination Date. As used herein, “Technology” means all ideas, concepts, business and trade names, trademarks, know-how, trade secrets, inventions, improvements, devices, methods, processes and discoveries, whether patentable or not, and whether or not reduced to writing or other tangible form or to actual or constructive practice which either: (i) are part of the technology licensed to OncoGenex Technologies Inc. under the UBC Licenses, as defined herein, or (ii) are otherwise developed or acquired on behalf of or by the Company or any affilate of the Company, including but not limited to the technology licensed to the Company or any affiliate of the Company by clients for work to be performed for such clients pursuant to research contracts. As used herein, “UBC Licenses” means the licenses entered into by the University of British Columbia and OncoGenex Technologies Inc. effective November 1, 2001, September 1, 2002 and April 5, 2005 which define the terms under which OncoGenex Technologies Inc. has acquired an exclusive license to certain technology. It is understood that OncoGenex Technologies Inc. has granted the Company a limited right to use certain technology licensed under the UBC Licenses solely for the Company to perform work for OncoGenex Technologies Inc.

(c) Confidential Information. Except as required in the good faith opinion of the Executive in connection with the performance of the Executive’s duties hereunder or as specifically set forth in this Section 7(c), the Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for her benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company or any of its affiliates, including, without limitation, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, business plans, designs, marketing or other business strategies, compensation paid to employees or other terms of employment, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. The Company and the Executive stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company). Upon termination of the Executive’s employment with the Company for any reason, the Executive shall promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, designs, marketing or other business strategies, products or processes, provided that the Executive may retain her rolodex, address book and similar information, whether or not the Company specifically requests it.
(d) Non-Disparagement. The Executive and the Company mutually agree not to disparage or defame, in writing or orally, the other party, and as applicable, its or her services, products, subsidiaries and affiliates, and/or their respective directors, officers, employees, agents, family members, successors and assigns. This non-disparagement provision shall not apply to statements made by non-management employees of the Company, so long as such statements did not originate from and were not induced or encouraged (directly or indirectly) by an officer, director or management employee of the Company. Notwithstanding the foregoing, nothing in this Section 7(d) shall limit the ability of the Company or the Executive, as applicable, to provide truthful testimony as required by law or any judicial or administrative process.
(e) Remedies. Without limiting the right of the Employer to pursue all other legal and equitable rights available to the Employer for violation of the provisions of Section 7 of this Agreement by Executive, it is agreed that (a) other remedies cannot fully compensate the Employer for such a violation, (b) such a violation will cause the Employer irreparable harm which may not be adequately compensated by money damages and (c) the Employer shall each be entitled to temporary, preliminary and permanent injunctive or other equitable relief, without proving actual damages or posting a bond therefore, to prevent a violation, continuing violation or threatened violation of the provisions of Section 7 of this Agreement.

8. Inventions and Patents.
(a) For purposes of this Agreement, “Inventions” includes, without limitation, information, inventions, contributions, improvements, ideas, or discoveries, whether protectable or not, and whether or not conceived or made during work hours. Executive agrees that all Inventions conceived or made by Executive during the period of employment with Employer belong to Employer, provided they grow out of Executive’s work with Employer or are related in some manner to the Company Business, including, without limitation, research and product development, and projected business of Employer or its affiliated companies. Accordingly, Executive will:
(i) Make adequate written records of such Inventions, which records will be Employer’s property;
(ii) Assign to Employer or its designee, at Employer’s request, any rights Executive may have to such Inventions for the U.S. and all foreign countries;
(iii) Waive and agree not to assert any moral rights Executive may have or acquire in any Inventions and agree to provide written waivers from time to time as requested by Employer; and
(iv) Assist Employer (at Employer’s expense) in obtaining and maintaining patents or copyright registrations with respect to such Inventions.
(b) Executive understands and agrees that Employer or its designee will determine, in its sole and absolute discretion, whether an application for patent will be filed on any Invention that is the exclusive property of Employer, as set forth above, and whether such an application will be abandoned prior to issuance of a patent. Employer will pay to Executive, either during or after the term of this Agreement, the following amounts if Executive is sole inventor, or Executive’s proportionate share if Executive is joint inventor: $750 upon filing of the initial application for patent on such Invention; and $1,500 upon issuance of a patent resulting from such initial patent application, provided Executive is named as an inventor in the patent.
(c) Executive further agrees that Executive will promptly disclose in writing to Employer during the term of Executive’s employment and for one (1) year thereafter, all Inventions whether developed during the time of such employment or thereafter (whether or not Employer has rights in such Inventions) so that Executive’s rights and Employer’s rights in such Inventions can be determined. Except as set forth on the initialed Exhibit A (List of Inventions) to this Agreement, if any, Executive represents and warrants that Executive has no Inventions, software, writings or other works of authorship useful to Employer in the normal course of the Company Business, which were conceived, made or written prior to the date of this Agreement and which are excluded from the operation of this Agreement.
(d) NOTICE: In accordance with Washington law, this Section 8 does not apply to Inventions for which no equipment, supplies, facility, or trade secret information of Employer was used and which was developed entirely on Executive’s own time, unless: (a) the Invention relates (i) directly to the business of Employer or (ii) to Employer’s actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by Executive for Employer.

9. Successors.
(a) Employer’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Employer’s business and/or assets. For all purposes under this Agreement, the term “Employer” shall include any successor to the Employer’s business and/or assets which becomes bound by this Agreement.
(b) Employee’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
10. Section 409A of the Internal Revenue Code.
It is anticipated that payments under this Employment Agreement will be exempt from IRC Section 409A. However, to the extent that any payment under this Employment Agreement is subject to Section 409A, the terms of the Employment Agreement will be interpreted to comply with the requirements of Section 409A. In the event that the Employer determines that any of the benefits payable under this Agreement would violate Section 409A, then the Employer and the Executive shall, in good faith, agree to implement adjustments needed to comply with Section 409A and to minimize adverse tax consequences. Additionally, notwithstanding anything contained in this Agreement to the contrary, if Executive is deemed by the Employer at the time of Executive’s “separation from service” to be a “specified employee,” each within the meaning of Section 409A, any compensation or benefits to which Executive becomes entitled under this Agreement (or any agreement or plan referenced in this Agreement) in connection with such separation that are subject to Section 409A shall not be made or commence until the date which is six (6) months after Executive’s “separation from service” (or, if earlier, Executive’s death). Such deferral to a date that is six months after Executive’s separation from service shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) in the absence of such deferral. Upon the expiration of this deferral period, any compensation or benefits which would have otherwise been paid during that period (whether in a single lump sum or in installments) in the absence of this Section 10 shall be paid to Executive or Executive’s beneficiary in one lump sum.
11. Repayment Provisions.
If the Company is required to prepare an accounting restatement due to its material noncompliance as a result of the Executive’s misconduct with any financial reporting requirement under United States securities laws, then, and only if Section 304 of the Sarbanes-Oxley Act of 2002,or a successor provision, is then in effect, the Company may require the Executive to reimburse the Employer for (i) any bonus or other incentive-based or equity-based compensation received by the Executive from the Employer during the 12-month period following the first public issuance or filing with the Securities Exchange Commission (whichever first occurs) of the financial documents embodying such financial reporting requirement and (ii) any profits realized from the sale of securities of Company during such 12-month period.

12. Miscellaneous Provisions.
(a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by overnight courier, U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to her at the home address that she most recently communicated to the Employer in writing. In the case of the Employer, mailed notices shall be addressed to:

Attention:	President
c/o:	Suite 400 — 1001 West Broadway
Vancouver, British Columbia
CANADA, V6H 4B1
Telephone: 604-736-3678
Facsimile: 604-736-3687
(b) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Employer (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(c) Whole Agreement. Except for those agreements or plans referenced herein (including without limitation any employee benefit plans of the Company in which the Executive is a participant in as of the Effective Date), this Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) with respect to the subject matter hereof. In the event of any conflict in terms between this Agreement and any other agreement executed by and between the Executive and the Employer, the terms of this Agreement shall prevail and govern.
(d) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.
(e) Reporting Requirements. As the Executive is a Section 16 officer, the Company will assist the Executive and facilitate the Executive’s compliance with applicable Section 16 reporting requirements.
(f) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Washington (except their provisions governing the choice of law).

(g) Severability; Blue-Penciling. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect. Furthermore, it is the intent, agreement and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Agreement, any term, restriction, covenant or promise in this Agreement is found to be unreasonable and for that or any other reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the minimum extent necessary to make it enforceable by such court or agency; provided further that any such court or agency shall have the power to modify such provision, to the extent necessary to make it enforceable (for the maximum duration and geographic scope permissible), and such provision as so modified shall be enforced,
(h) Assignment. The Employer may assign its rights under this Agreement to any entity that expressly in writing assumes the Employer’s obligations hereunder in connection with any sale or transfer of all or substantially all of the Company’s assets to such entity.
(i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

ONCOGENEX PHARMACEUTICALS, INC.		MICHELLE BURRIS

By: Name:	/s/ Scott Cormack Scott Cormack	Signed:	/s/ Michelle Burris
Its:	President and Chief Executive Officer